Exhibit 10.5

FIRST AMENDMENT TO THE

ATLANTIC SOUTHERN BANK

EXECUTIVE BONUS AGREEMENT

THIS FIRST AMENDMENT is made as of the        day of December, 2008, by and between Atlantic Southern Bank, a commercial state-chartered bank located in Macon, Georgia (the “Company”) (formerly known as “New Southern Bank”) and Brandon L. Mercer (the “Executive”).

The Atlantic Southern Bank Executive Bonus Agreement (the “Agreement”), originally entered into on January 1, 2005 by the Company and the Executive, is an unfunded obligation providing the Executive with a bonus opportunity.

The Company now desires to amend the Agreement, effective as of January 1, 2009, to conform the provisions of the Agreement to the requirements under Section 409A of the Internal Revenue Code and the regulations and rulings promulgated thereunder since the addition of Section 409A to the Internal Revenue Code.

NOW, THEREFORE, the Company does hereby amend the Agreement, effective as of January 1, 2009, to read as follows:

1.                                       By deleting Section 1.5 in its entirety and by substituting therefor the following:

“1.5                          ‘Change of Control’ means any one of the following events occurring on or after January 1, 2009:

(a)                                  the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total voting power of Atlantic Southern Financial Group, Inc. or the Company prior to such acquisition) of stock of Atlantic Southern Financial Group, Inc. or the Company that, together with stock held by such person or group, constitutes forty percent (40%) or more of the total voting power of the stock of Atlantic Southern Financial Group, Inc. or the Company (as applicable);

(b)                                 within any twelve-month period (beginning on or after January 1, 2009) the persons who were directors of Atlantic Southern Financial Group, Inc. immediately before the beginning of such twelve-month period (the ‘Incumbent Directors’) shall cease to constitute at least a majority of members of such board of directors; provided that any director who was not a director as of January 1, 2009 Date shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; or

(c)                                  within any twelve-month period (beginning on or after January 1, 2009) the acquisition by any one person, or more than one person acting as a group, of the assets of Atlantic Southern Financial Group, Inc. and the Company that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of Atlantic Southern Financial Group, Inc. and the Company immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change in Control under this subsection (c):

(i)                                     an entity that is controlled by the shareholders of Atlantic Southern Financial Group, Inc. and the Company, as applicable, immediately after the transfer;

(ii)                                  a shareholder (determined immediately before the asset transfer) of Atlantic Southern Financial Group, Inc. and the Company, as applicable, in exchange for or with respect to its stock;

(iii)                               an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Atlantic Southern Financial Group, Inc. and the Company, as applicable;

(iv)                              a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Atlantic Southern Financial Group, Inc. and the Company, as applicable; or

(v)                                 an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above subsection (c)(iv).

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Section 1.5 by reason of a merger, consolidation, reorganization or other transaction as to which the holders of the capital stock of Atlantic Southern Financial Group, Inc. before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of Atlantic Southern Financial Group, Inc. (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of Atlantic Southern Financial Group, Inc. (or other surviving company).  For purposes of this Section 1.5, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Atlantic Southern Financial Group, Inc.”

2.                                       By deleting Section 1.13 in its entirety and by substituting therefor the following:

“1.13                    ‘Years of Participation’ means the 12-month period beginning on the Effective Date and each consecutive 12-month period thereafter during the entirety of which time the Executive does not incur a Separation from Service.”

3.                                       By deleting the existing Section 2.4 and substituting therefor the following:

“2.4                          Restriction on Timing of Distribution:  Notwithstanding any provision of the Agreement to the contrary, the portion of any benefit distributions to an Executive that would result in a tax under Code Section 409A if paid during the first six (6) months after Separation from Service shall be withheld, starting with the payments latest in time during such six (6) month period if, pursuant to Code Section 409A, the Executive is considered a ‘specified employee’ under Section 409A of the Code at Separation from Service. In the event a distribution is delayed pursuant to this Section 2.4, the originally scheduled distribution(s) shall be delayed and shall be paid to the Executive in a lump sum within thirty (30) days following the six-month anniversary of the Separation from Service.”

4.                                       By deleting the existing Section 2.5 and substituting therefor the following:

“2.5                           Accelerated Payouts in the Event of 409A Violations.  Notwithstanding any other provision of the Agreement to the contrary, the Plan Administrator shall make payments hereunder before such payments are otherwise due if it determines that the provisions of the Agreement fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply with the requirements of Code Section 409A and the rules and regulations promulgated thereunder and, to the extent permissible therein, any taxes, penalties, interest and costs attributable thereto.”

5.                                       By deleting from Sections 3.1.2 and 3.2 the clause “receipt by the Company of the Executive’s death certificate” as the same appears in each Section and substituting therefor the following clause: “the Executive’s date of death”.

6.                                       By deleting the existing Section 9.4 in its entirety and by substituting therefor the following:

“9.4                           Withholding.

(a)                                  The Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to the Executive under the Agreement, including federal and state income tax withholding, except the Company shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder and all employment taxes due to be paid by the Company pursuant to Section 3121(v) of the Code and regulations promulgated thereunder (i.e., Federal Insurance Contributions Act (‘FICA’) taxes on the present value of payments hereunder which are no longer subject to vesting).  The Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  By participating in the Agreement, each Executive consents to the deduction of all tax withholdings attributable to participation in the Agreement from the benefits due under the Agreement or other payments due to the Executive by the Company to satisfy the employee-portion of such obligations.  If insufficient cash wages are available or if an Executive so desires, an Executive may remit payment in cash for the withholding amounts.

(b)                                 Notwithstanding any other provision in the Agreement to the contrary, payments due under the Agreement may be accelerated to pay, where applicable, the FICA tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code and any state, local, and foreign tax obligations (the ‘Tax Obligations’) that may be imposed on amounts deferred pursuant to the Agreement prior to the time such amounts are paid or made available and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the ‘Income Tax Obligations’).  Accelerated payments pursuant to this Section 9.4(b) shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made as a payment directly to taxing authorities pursuant to the applicable withholding provisions.  Any accelerated payments pursuant to this Section 9.4(b) shall reduce the benefit otherwise payable to an Executive pursuant to the Agreement.”

Except as specifically amended herein, the Agreement shall remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Company and the Executive have caused this indenture to be executed as of the date first above written.

BRANDON L. MERCER	ATLANTIC SOUTHERN BANK

By:

Title: